Securities and Exchange Commission
Washington, D.C. 20549
_______________________________
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2006

Chesapeake Utilities Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

909 Silver Lake Boulevard, Dover, Delaware 19904
(Address of principal executive offices, including Zip Code)

(302) 734-6799
(Registrant's Telephone Number, including Area Code)

_______________________________________________________________
(Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
Chesapeake Utilities Corporation (NYSE: CPK) (the “Company”) announced today that its propane distribution subsidiary, Sharp Energy (“Sharp”), has identified that approximately 75,000 gallons of propane that it purchased in the first half of March 2006 contained above normal levels of petroleum byproducts.

Sharp has initiated a plan to replace the propane at each of the 560 impacted customers at no cost to the customers. Sharp is also in the process of replacing any remaining propane contained at its storage facilities. Sharp expects the plan to take several weeks before all propane is exchanged. The propane that is retrieved from customers and Sharp’s storage facilities will be returned to the supplier.

The supplier’s testing identified above normal concentration levels of the petroleum byproduct benzene. Benzene, which may be found in trace amounts in propane, is used to make plastics, resins, nylon, synthetic fibers, detergents, lubricants, drugs, dyes and pesticides. It is also routinely found in crude oil and gasoline. The supplier has conducted modeling and testing of the propane in combustion situations and has stated that they have found no health or safety concerns.

The supplier has indicated that it will reimburse Sharp for all damages, costs, and expenses incurred by Sharp or the Company in connection with this matter. Management does not believe that the foregoing will ultimately have a material adverse effect on the Company or its business, results of operations or long-term financial condition. However, the Company is still evaluating the potential financial and other effects on the Company of the occurrence and, as of the date of this filing, is unable to determine how such occurrence will, in fact, affect the Company or its business, results of operations or condition, financial and otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation

/s/ Michael P. McMasters
—————————————
Michael P. McMasters
Senior Vice President and Chief Financial Officer

Date: March 16, 2006